Exhibit 99.1

WPCS Appoints Charles Benton

as Chairman of the Board

SUISUN, CA - (Marketwired – October 20, 2016) - WPCS International Incorporated (NASDAQ - WPCS), a full-service, low-voltage solutions provider, developing, installing and servicing integrated structured cabling, audio-visual and security systems, today announced the appointment of Charles Benton as Chairman of the Board.

Mr. Benton has been a director of WPCS since July 2012 and is also Chairman of the Audit Committee. Since February 2008, Mr. Benton has served as the Director of Distribution Services – Supply Chain for Charming Shoppes, Inc., a leading national specialty retailer of women’s apparel operating more than 1,800 retail stores throughout the United States. Prior to that, from March 2006 to January 2008, he served as Director of Finance – Supply Chain for Charming Shoppes, and from May 1999 to February 2006, as Manager of Finance – Supply Chain for Charming Shoppes. Previously, Mr. Benton spent approximately 20 years for Consolidated Rail Corporation. He holds a B.S. degree in accounting from St. Joseph’s University in Philadelphia, Pennsylvania. Mr. Benton’s financial experience was instrumental in his selection as a member of our board of directors.

Mr. Charles Benton stated, “I would like to thank the members of the Board for this honor to serve as Chairman. I am humbled by the opportunity to continue to move our Company forward during this period of growth. The Company is at a key inflection point as we have entered new territories in Texas, which compliment our legacy operations in California, as well as strengthen our core product service offerings with higher margin audio-visual and security. Our entire team is focused on executing this strategy and driving long term value for our shareholders.”

About WPCS International Incorporated

WPCS is a full-service, low-voltage solutions provider, installing and servicing integrated structured cabling, audio-visual and security systems for public services, healthcare, energy and corporate enterprise markets in the United States. The Company delivers end-to-end solutions, superior project management and best-in-class products and technology in California and Texas. For more information, please visit www.wpcs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to the Company’s future growth opportunities and strategic plan. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

COMPANY CONTACT

WPCS International Incorporated
Mr. David Allen, Chief Financial Officer

Phone: 707.759.6008

Email: david.allen@wpcs.com

INVESTOR CONTACT

Valter Pinto, Partner

Capital Markets Group, LLC

valter@capmarketsgroup.com

914.669.0222 x201

www.CapMarketsGroup.com